Exhibit 99.1

Investor Contact:                         Media Contact:
Nicole Vattimo                            Dana Grosser
SEI    SEI
+1 610-676-4385                        +1 610-676-2459
nvattimo@seic.com                         dgrosser@seic.com
Pages:        8

FOR IMMEDIATE RELEASE

SEI REPORTS SECOND-QUARTER 2014 FINANCIAL RESULTS
Revenues Increase 16 Percent, Strong Growth in Income From Operations

OAKS, Pa., July 23, 2014 -- SEI Investments Company (NASDAQ:SEIC) today announced financial results for the second-quarter 2014. Diluted earnings per share were $.48 in second-quarter 2014 compared to $.47 in second-quarter 2013. Diluted earnings per share in the second-quarter 2013 reflect pre-tax gains of $.16 per share from a litigation settlement payment related to a structured investment vehicle (SIV) security. Net of this item, diluted earnings per share were $.31 in second-quarter 2013 and diluted earnings per share growth was 55 percent.

Consolidated Overview	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(In thousands, except earnings per share)
	2014	2013	%	2014	2013	%

Revenues	$318,815	$274,574	16%	$621,201	$546,453	14%
Net income attributable to SEI	82,813	83,494	(1)%	157,633	155,414	1%
Diluted earnings per share	$0.48	$0.47	2%	$0.91	$0.88	3%
"Our strong second-quarter results reflect progress across all of our business segments," said Alfred P. West, Jr., SEI Chairman and CEO. "The results are evidence that what we are building and delivering into our markets is being accepted and that our commitment to long-term, sustainable growth and increased shareholder value is paying off.
"These results affirm our strategic business model of a diversified portfolio of offerings that provide leveraged and scalable solutions to our markets."

Summary of Second-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	%	2014	2013	%
Private Banks:
Revenues	$114,182	$95,142	20%	$219,361	$193,888	13%
Expenses	98,957	97,755	1%	199,147	194,053	3%
Operating Profit	15,225	(2,613)	NM	20,214	(165)	NM
Gain on sale of subsidiary	—	—	—%	5,582	22,112	(75)%
Total Profit	15,225	(2,613)	NM	$25,796	$21,947	18%
Operating Margin (A)	13%	(3)%		9%	—%

Investment Advisors:
Revenues	70,046	59,284	18%	136,470	114,475	19%
Expenses	35,679	32,898	8%	70,256	64,523	9%
Operating Profit	34,367	26,386	30%	66,214	49,952	33%
Operating Margin	49%	45%		49%	44%

Institutional Investors:
Revenues	70,994	63,684	11%	139,651	126,846	10%
Expenses	35,025	33,028	6%	69,120	64,537	7%
Operating Profit	35,969	30,656	17%	70,531	62,309	13%
Operating Margin	51%	48%		51%	49%

Investment Managers:
Revenues	62,451	55,456	13%	123,459	109,276	13%
Expenses	39,449	36,507	8%	78,633	71,669	10%
Operating Profit	23,002	18,949	21%	44,826	37,607	19%
Operating Margin	37%	34%		36%	34%

Investments in New Businesses:
Revenues	1,142	1,008	13%	2,260	1,968	15%
Expenses	4,451	3,890	14%	8,700	7,628	14%
Operating Loss	(3,309)	(2,882)	NM	(6,440)	(5,660)	NM

Totals:
Revenues	$318,815	$274,574	16%	$621,201	$546,453	14%
Expenses	213,561	204,078	5%	425,856	402,410	6%
Corporate overhead expenses	11,624	12,523	(7)%	23,323	26,317	(11)%
NCI reflected in segments	—	—	—%	—	(289)	NM
Income from operations	$93,630	$57,973	62%	$172,022	$118,015	46%

(A) Percentages determined exclusive of gain on sale of subsidiary.

Second-Quarter Business Highlights:

•
Revenues increased in second-quarter 2014 as compared to both second-quarter 2013 and first-quarter 2014. Revenue growth was primarily driven by higher Asset management, administration, and distribution fees from market appreciation and improved cash flows from new and existing clients.

•
Revenue growth was also driven by increased information processing fees in our Private Banks segment. The increase was primarily attributable to higher fees from the growth in assets processed on the SEI Wealth PlatformSM and $6.0 million, or $.02 diluted earnings per share, in non-recurring professional services fees from a single project.

•
Sales events, net of client losses, during second-quarter 2014 totaled approximately $23.1 million and are expected to generate net annualized recurring revenues of approximately $17.0 million when contract values are fully realized.

•
Our average assets under management, excluding LSV, increased $23.5 billion, or 17 percent, to $164.3 billion in the second-quarter 2014, as compared to $140.9 billion during the second-quarter 2013, and increased $6.8 billion, or four percent, as compared to $157.6 billion during the first-quarter 2014.

•
Our average assets under administration increased $49.2 billion, or 16 percent, to $348.4 billion in the second-quarter 2014, as compared to $299.2 billion during the second-quarter 2013, and increased $12.4 billion, or four percent, as compared to $336.0 billion during the first-quarter 2014 (see attached Ending and Average Asset Balances schedules for further details).

•
All four core business segments realized revenue and profit margin growth as compared to second-quarter 2013 results. Operating margins in all four core business segments improved primarily from increased recurring revenues generated from the higher levels of assets under management and administration.

•
Income from LSV increased $6.7 million, or 24 percent, to $34.5 million in second-quarter 2014 as compared to $27.8 million in second-quarter 2013 due to an increase in assets under management from market appreciation and an increase in performance fees earned by LSV.

•
Stock-based compensation expense during the second-quarter 2014 decreased by $7.7 million due to the acceleration of expense recognition during the comparable period of 2013 for stock options that achieved performance vesting targets earlier than originally estimated.

•
Amortization expense related to capitalized software increased to $9.5 million during the second-quarter 2014 as compared to $8.4 million during the second-quarter 2013 due to continued releases of the SEI Wealth PlatformSM.

•
Net income attributable to SEI in the second-quarter 2013 reflects income of $43.4 million, or approximately $.16 diluted earnings per share, from a settlement payment received pertaining to litigation related to the purchase of securities of Cheyne Finance LLC, a SIV security.

•	The effective tax rates were 35.7 percent in second-quarter 2014, 35.5 percent in second-quarter 2013, and 35.9 percent in first-quarter 2014.

•	In second-quarter 2014, we repurchased 2.2 million shares of our common stock for $71.6 million.

Earnings Conference Call
A conference call to review earnings is scheduled for 2 p.m. Eastern time on July 23, 2014. Investors may listen to the call at www.seic.com/investors. The call may also be accessed at many financial services websites, including Google Finance and Yahoo Finance. Investors may also listen to replays at these websites, or by telephone at (USA) 800-475-6701; (International) 320-365-3844, access code 332277.

About SEI
SEI (NASDAQ:SEIC) is a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of June 30, 2014, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $602 billion in mutual fund and pooled or separately managed assets, including $249 billion in assets under management and $353 billion in client assets under administration. For more information, visit www.seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Asset management, admin. and distribution fees	$236,191	$203,722	$461,262	$402,355
Information processing and software servicing fees	75,828	62,468	145,006	127,000
Transaction–based and trade execution fees	6,796	8,384	14,933	17,098

Total revenues	318,815	274,574	621,201	546,453

Subadvisory, distribution and other asset mgmt costs	37,244	29,652	71,256	57,586
Software royalties and other information processing costs	8,417	7,884	16,970	15,371
Brokerage commissions	5,119	6,260	11,098	12,772
Compensation, benefits and other personnel	92,470	86,715	186,894	175,325
Stock-based compensation	2,872	10,607	5,695	15,900
Consulting, outsourcing and professional fees	33,404	33,451	68,337	65,300
Data processing and computer related	13,378	12,316	25,998	24,374
Facilities, supplies and other costs	17,366	15,559	33,218	33,707
Amortization	9,584	8,427	18,798	16,669
Depreciation	5,331	5,730	10,915	11,434

Total expenses	225,185	216,601	449,179	428,438

Income from operations	93,630	57,973	172,022	118,015

Net gain (loss) on investments	391	(177)	527	103
Interest and dividend income	721	688	1,498	1,741
Interest expense	(114)	(114)	(227)	(227)
Equity in earnings of unconsolidated affiliates	34,226	27,588	66,117	55,176
Gain on sale of subsidiary	—	—	5,582	22,112
Other income	—	43,429	—	43,429

Income before income taxes	128,854	129,387	245,519	240,349

Income taxes	46,041	45,893	87,886	84,585

Net income	82,813	83,494	157,633	155,764

Less: Net income attributable to the noncontrolling interest	—	—	—	(350)

Net income attributable to SEI	$82,813	$83,494	$157,633	$155,414

Basic earnings per common share	$0.49	$0.48	$0.93	$0.90

Shares used to calculate basic earnings per share	168,606	172,223	168,956	172,411

Diluted earnings per common share	$0.48	$0.47	$0.91	$0.88

Shares used to calculate diluted earnings per share	172,304	176,058	173,066	176,032

SEI INVESTMENTS COMPANY
BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current Assets:
Cash and cash equivalents	$532,167	$578,273
Restricted cash	5,500	5,500
Receivables from regulated investment companies	44,044	39,364
Receivables, net	207,682	186,664
Securities owned	21,158	21,133
Other current assets	21,558	16,166
Total Current Assets	832,109	847,100

Property and Equipment, net	126,685	118,995
Capitalized software, net	312,193	312,615
Investments available for sale	85,504	83,323
Trading securities	5,270	4,849
Investment in unconsolidated affiliates	60,017	61,370
Other assets, net	13,328	10,917
Total Assets	$1,435,106	$1,439,169

Liabilities and Equity
Current Liabilities:
Accounts payable	$8,470	$16,235
Accrued liabilities	138,022	188,123
Deferred income taxes, net	1,847	1,653
Deferred revenue	1,338	1,977
Total Current Liabilities	149,677	207,988

Deferred income taxes	72,367	66,572
Other long-term liabilities	9,720	8,607
Total Liabilities	231,764	283,167

Shareholders' Equity:
Common stock	1,677	1,692
Capital in excess of par value	772,386	721,219
Retained earnings	425,458	431,604
Accumulated other comprehensive income, net	3,821	1,487
Total Shareholders' Equity	1,203,342	1,156,002
Total Liabilities and Shareholders' Equity	$1,435,106	$1,439,169

SEI INVESTMENTS COMPANY
ENDING ASSET BALANCES
(In millions)
(Unaudited)

	Jun. 30,	Sept. 30,	Dec 31,	Mar. 31,	Jun. 30,
	2013	2013	2013	2014	2014
Private Banks:
Equity/Fixed Income programs	$12,876	$14,305	$15,472	$16,918	$18,679
Collective Trust Fund programs	10	11	14	14	12
Liquidity funds	5,048	5,167	5,685	5,670	5,274
Total assets under management	$17,934	$19,483	$21,171	$22,602	$23,965
Client assets under administration	13,122	14,101	15,272	15,641	15,347
Total assets	$31,056	$33,584	$36,443	$38,243	$39,312

Investment Advisors:
Equity/Fixed Income programs	$34,447	$36,203	$38,574	$39,981	$42,125
Collective Trust Fund programs	14	14	11	13	13
Liquidity funds	2,145	2,779	2,846	2,802	2,696
Total assets under management	$36,606	$38,996	$41,431	$42,796	$44,834

Institutional Investors:
Equity/Fixed Income programs	$61,927	$64,429	$66,548	$69,194	$71,598
Collective Trust Fund programs	106	107	109	102	100
Liquidity funds	2,901	3,125	2,644	2,505	2,414
Total assets under management	$64,934	$67,661	$69,301	$71,801	$74,112

Investment Managers:
Equity/Fixed Income programs	$75	$75	$69	$68	$64
Collective Trust Fund programs	18,197	19,868	22,377	22,633	22,598
Liquidity funds	542	678	718	782	802
Total assets under management	$18,814	$20,621	$23,164	$23,483	$23,464
Client assets under administration (A)	289,807	295,959	311,992	326,735	337,492
Total assets	$308,621	$316,580	$335,156	$350,218	$360,956

Investments in New Businesses:
Equity/Fixed Income programs	$572	$594	$619	$632	$659
Liquidity funds	29	26	46	49	38
Total assets under management	$601	$620	$665	$681	$697

LSV Asset Management:
Equity/Fixed Income programs	$65,417	$71,149	$76,189	$77,973	$82,026

Total:
Equity/Fixed Income programs (B)	$175,314	$186,755	$197,471	$204,766	$215,151
Collective Trust Fund programs	18,327	20,000	22,511	22,762	22,723
Liquidity funds	10,665	11,775	11,939	11,808	11,224
Total assets under management	$204,306	$218,530	$231,921	$239,336	$249,098

Client assets under administration (C)	302,929	310,060	327,264	342,376	352,839
Total assets	$507,235	$528,590	$559,185	$581,712	$601,937

(A)
Client assets under administration in the Investment Managers segment include $50.7 billion of assets balances that require limited services and therefore are at fee levels below our normal full service assets (as of June 30, 2014).

(B)	Equity/Fixed Income programs include $5.0 billion of assets invested in various asset allocation funds at June 30, 2014.

(C)	In addition to the numbers presented, SEI also administers an additional $6.5 billion in Funds of Funds assets (as of
June 30, 2014) on which SEI does not earn an administration fee.

SEI INVESTMENTS COMPANY
AVERAGE ASSET BALANCES
(In millions)
(Unaudited)

	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.
	2013	2013	2013	2014	2014
Private Banks:
Equity/Fixed Income programs	$12,959	$13,696	$14,901	$16,114	$17,829
Collective Trust Fund programs	10	11	11	14	12
Liquidity funds	5,093	5,142	5,218	5,757	5,429
Total assets under management	$18,062	$18,849	$20,130	$21,885	$23,270
Client assets under administration	13,183	13,760	14,702	15,366	15,069
Total assets	$31,245	$32,609	$34,832	$37,251	$38,339

Investment Advisors:
Equity/Fixed Income programs	$34,831	$35,618	$37,520	$39,005	$40,887
Collective Trust Fund programs	14	14	13	13	13
Liquidity funds	2,028	2,520	2,785	2,806	2,637
Total assets under management	$36,873	$38,152	$40,318	$41,824	$43,537

Institutional Investors:
Equity/Fixed Income programs	$63,466	$63,153	$65,750	$67,697	$70,706
Collective Trust Fund programs	105	107	110	103	134
Liquidity funds	2,975	3,091	2,720	2,571	2,664
Total assets under management	$66,546	$66,351	$68,580	$70,371	$73,504

Investment Managers:
Equity/Fixed Income programs	$75	$76	$75	$68	$68
Collective Trust Fund programs	18,205	19,259	21,345	22,004	22,447
Liquidity funds	500	613	592	738	824
Total assets under management	$18,780	$19,948	$22,012	$22,810	$23,339
Client assets under administration	286,018	292,627	303,131	320,644	333,373
Total assets	$304,798	$312,575	$325,143	$343,454	$356,712

Investments in New Businesses:
Equity/Fixed Income programs	$567	$584	$613	$623	$640
Liquidity funds	34	27	33	46	43
Total assets under management	$601	$611	$646	$669	$683

LSV Asset Management:
Equity/Fixed Income programs	$66,781	$69,463	$75,240	$76,306	$79,866

Total:
Equity/Fixed Income programs	$178,679	$182,590	$194,099	$199,813	$209,996
Collective Trust Fund programs	18,334	19,391	21,479	22,134	22,606
Liquidity funds	10,630	11,393	11,348	11,918	11,597
Total assets under management	$207,643	$213,374	$226,926	$233,865	$244,199

Client assets under administration	299,201	306,387	317,833	336,010	348,442
Total assets	$506,844	$519,761	$544,759	$569,875	$592,641